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                                                                    EXHIBIT 10.9

                              RETIREMENT AGREEMENT

            This Agreement ("Agreement") is made by and between Seth R. Johnson ("Employee") and ABERCROMBIE & FITCH CO., a Delaware corporation (the "Company") (hereinafter collectively "the parties").

            WHEREAS, Employee has been employed by the Company in various capacities and is currently an officer and director of the Company holding the position of Executive Vice President;

            WHEREAS, the parties acknowledge it is in their individual and mutual best interests for Employee to retire as an officer and employee of the Company effective June 18, 2004 and to resign from the Company's Board of Directors prior to July 26, 2004;

            WHEREAS, the parties wish to define the terms and conditions of Employee's retirement and separation from employment with the Company;

            NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

            1. Retirement. Employee agrees to retire from, and thereby terminate, his employment with the Company effective June 18, 2004 ("Retirement Date"). On the Retirement Date, Employee's employment with the Company and all further compensation, remuneration, and eligibility of Employee under Company benefit plans shall terminate, except as otherwise provided in this Agreement or by applicable law.

            2. Resignation from Board of Directors. Employee further agrees to resign from any position he may hold on the Company's Board of Directors no later than July 26, 2004.

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            3. Employment Prior to Retirement Date. Until the Retirement Date,
Employee shall continue to be employed by the Company in the position of Executive Vice President, and shall receive 110% of his current ($825,000 per year) base salary, adjusted retroactively to March 1, 2004, plus his current benefits. Any retroactive payment in connection with the adjustment of base salary provided in this Paragraph 3 shall be paid to Employee on or before June 18, 2004.

            4. Severance Benefits Following Retirement Date. For the two year period commencing on the Retirement Date and ending June 18, 2006, the Company will pay to Employee, in 104 normal weekly payroll installments, a total sum equal to two (2) years of his base salary immediately prior to the Retirement Date, less ordinary and necessary withholding taxes (i.e., 104 weekly payments of $17,451.93 each, less withholding). The Company further agrees to reimburse the Employee's cost of continuing medical and dental insurance benefits for Employee and Employee's eligible dependents, if any, under the Comprehensive Budget Reconciliation Act of 1986 ("COBRA") for so long as Employee is eligible for and elects such continuation of benefits under COBRA, up to a maximum period of eighteen (18) months following the Retirement Date.

            5. Additional Consideration. In addition to the severance payments under Paragraph 3, the Company shall also pay to Employee the following:

            (a) A pro rata portion of Employee's 2004 Incentive Compensation program bonus attributable to the period commencing on the first day of fiscal 2004 through June 18, 2004 (to be paid in normal course after calculations are finalized per program);

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            (b) After the Effective Date of this Agreement or June 21, 2004, whichever is later, a cash payment equal to the market value (at the close of the market on June 18, 2004) of Employee's unvested restricted stock shares;

            (c) Two additional cash payments to be paid on June 20, 2005, and on June 19, 2006, the first of which (on June 20, 2005) shall equal the market value as of the close of the market on June 17, 2005, of 25,000 common stock shares of the Company, and the second of which (on June 19, 2006) shall equal the market value as of the close of the market on June 16, 2006, of 45,000 common stock shares of the Company, both of which payments shall be adjusted as appropriate for any stock splits or dividends;

            (d) Accrued but unused vacation for 2004 and any unreimbursed employment related expenses incurred by Employee prior to the Retirement Date to be paid on or before June 18, 2004.

            6. Use of Company Aircraft. Employee shall be entitled to the use of aircraft owned or leased by the Company for the period of two (2) years following the Retirement Date for no more than 35 total hours of aircraft time and under same rules of priority as Employee's personal use of such aircraft prior to his retirement; provided that Employee's rights to use of such aircraft shall cease in the event the Company sells or otherwise discontinues its ownership or leasing of, access to, and use of private aircraft. The Company further agrees to annually reimburse Employee for his increased income taxes incurred as a result of the use of such aircraft, and as a result of all payments made pursuant to this sentence.

            7. No Mitigation. With the sole exception of the reimbursement for COBRA premium costs (which will terminate upon Employee's acceptance of new employment which provides health insurance coverage), none of the foregoing benefits provided in Paragraphs 3, 4,

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5 or 6 will: (a) be subject to any mitigation obligation on Employee's part; or
(b) be terminated or diminished if Employee should accept other employment prior to June 18, 2006, otherwise in accordance with this Agreement.

            8. Employee Covenants.

            (a) Unauthorized Disclosure. The Employee shall not, during his employment with the Company and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by the Employee without the prior written consent of the Company to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of duties as an employee or director of the Company or as may be legally required, of any confidential information with respect to any of the Company's customers, products, methods of distribution, strategies, business and marketing plans, business policies and practices, litigation strategies or defenses, and plans for new business concepts; provided, however, that such term shall not include the use or disclosure by the Employee, without consent, of any information known generally to the public (other than as a result of disclosure by the Employee in violation of this Paragraph 8(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

            (b) Non-Solicitation. During the No-Raid Period described below, the Employee shall not, either directly or indirectly, alone, or in conjunction with another party, intentionally interfere with or harm, or intentionally attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or

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otherwise had a business relationship with the Company, its subsidiaries and/or affiliates, nor shall Employee knowingly hire or cause to be hired any person who is employed by Company.

            The "No-Raid Period" means the one year period following the Retirement Date.

            (c) Non-Competition. During the one (1) year period following the Retirement Date, the Employee shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes, directly or indirectly, with the Company or any division, subsidiary or affiliate of the Company ("Competing Entity"); provided, however, that the "beneficial ownership" by the Employee after termination of employment with the Company, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of Paragraph 8 of this Agreement. For purposes of this Agreement, Competing Entity includes: (1) any entity listed on Appendix A attached to this Agreement; (2) any entity which, in the future, shall plan, attempt or engage in any activities with the object, goal or purpose of competing with the Company or any of the entities listed on Appendix A. Employee shall provide advance written notice to Company of any proposed or contemplated employment, consulting or similar activities during the Non-Competition Period.

            (d) Remedies. The Employee agrees that any breach of the terms of this Paragraph 8 or of Paragraph 9 of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Employee

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therefore also agrees that in the event of Employee violating Paragraph 8(c) of this Agreement, the Company shall be entitled to immediately cease further payments to Employee under this Agreement. Furthermore, the Company shall be entitled to an immediate injunction and restraining order to prevent breach and/or threatened breach and/or continued breach by the Employee and/or any and all persons and/or entities acting for and/or with the Employee, of said Paragraphs 8 or 9, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this subparagraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof including but not limited to the recovery of damages from the Employee. The Employee and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

            9. Cooperation, Non-Disparagement, and Indemnity. Neither the Employee nor the officers of the Company shall state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/his market and community at large. Employee shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Employee, and the Company agrees to reimburse Employee for reasonable costs and expenses incurred as a result thereof. Employee agrees that he will not

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speak or communicate with any party or representative of any party, who is known to Employee to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless given express permission to do so by the Company, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Additionally, for a period of one year following the Retirement Date, Employee agrees to be bound by and follow the same standards and duty of loyalty to the Company as are required of the Company's employees and officers, except that Employee may engage in other employment and related activities so long as such activities do not violate paragraph 8 of this Agreement. The Company agrees to indemnify Employee for liabilities and costs incurred by Employee by reason of his employment with the Company, on the same basis as it does in similar circumstances with other employees and officers.

            10. Confidentiality. Employee agrees not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (1) an attorney, accountant, or other advisor engaged by Employee to advise him; (2) the Internal Revenue Service or other governmental agency upon proper request and as required by law; and (3) his immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others. Nothing in this paragraph shall be construed to prohibit Employee from disclosing to potential employers the existence of Paragraph 8 of this Agreement.

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            11. Release of All Claims.

                  (a) Release of Company by Employee. In consideration of the receipt of the sums and covenants stated herein, Employee does hereby, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its agents, parents, subsidiaries, affiliates, divisions, officers, directors, employees, predecessors, successors, and assigns ("Released Parties"), from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys' fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which Employee has ever had, now has, or may hereafter have against said Released Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of his signing this Agreement. This release of claims includes, without limitation of the generality of the foregoing, any and all claims which are related to Employee's employment with the Company and his retirement from his officer position and his employment on June 18, 2004, and his resignation from the Board of Directors on or before July 26, 2004; and any and all rights which Employee has or may have had under the following laws:
Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991; the Employee Retirement Income Security Act, 29 U.S.C. Section. 1001 et seq.; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; Ohio Revised Code Section 4112.01 et seq.; and all other federal, state, and local statutes, regulations or public policies, as well as the laws of contract, torts, and all other subjects; provided, however, that nothing herein shall be deemed to affect any rights of Employee under this Agreement or to any pension, employee welfare benefits, stock options, or restricted shares which were vested prior to the Termination Date; and provided further that

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nothing herein shall be deemed to affect any rights of Employee to indemnity for liabilities incurred for acts taken in good faith in the course and scope of employment with the Company which acts are otherwise covered under the terms and conditions of Directors and Officers liability insurance maintained by Company during the employment of Employee.

                  (B) Age Discrimination Claims and Older Worker's Benefit Protection Act Terms. Employee specifically acknowledges that the release of his claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act ("ADEA"), and Employee further acknowledges and agrees that:

                  i. the Employee waives his claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which the Employee would not otherwise have been entitled;

                  ii. the Employee was and is hereby advised to consult an attorney in connection with this Agreement;

                  iii. the Employee has been given a period of 21 days within which to consider the terms of this Agreement;

                  iv. the Employee may revoke his signature on this Agreement for a period of 7 days following his execution of this Agreement, rendering the Agreement null and void;

                  v. this Agreement is written in plain and understandable language which Employee fully understands; and

                  vi. this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act.

                  (c) Release of Employee by Company. The Company does hereby, on behalf of itself and its agents, parents, subsidiaries, affiliates, divisions,

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officers, directors, employees, predecessors, successors and assigns, forever release, requite, and discharge the Employee and his heirs, administrators, executors, agents and assigns, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys' fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Company ever had, now has, or may hereafter have against Employee for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of Employee's signing this Agreement; provided, however, that nothing herein shall be deemed to release or affect any rights of the Company pursuant to this Agreement.

            12. Complete and Absolute Defense. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

            13. Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

            14. Return of Property. Employee agrees that on or before his Retirement Date, he shall promptly return to the Company all Company documents and property in his

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possession or control including, but not limited to, Personal Computer(s) and all Software, Security Keys and Badges, Price Lists, Supplier and Customer Lists, Files, Reports, all correspondence both internal and external (memo's, letters, quotes, etc.), Business Plans, Budgets, Designs, and any and all other property of the Company.

            15. Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement, consisting of 12 pages, and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Employee further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Employee also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

            16. Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

            17. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.

            18. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.

            19. Assignability. Employee's obligations and agreements under this Agreement shall be binding on the Employee's heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may

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assign this Agreement or any of its rights or obligations arising hereunder to any party, as part of a sale of its assets or other similar change of control.

            20. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

            21. Effective Date. This Agreement will become effective on the eighth day following signature by Employee, unless sooner revoked by Employee by written revocation delivered to the Company's Chief Executive Officer.

            IN WITNESS WHEREOF, the undersigned has hereto set his hand this 20th day of May, 2004.

WITNESSED:

 /s/ John Fiske                       /s/ Seth R. Johnson
--------------------------------      ------------------------------------------
                                      EMPLOYEE

 /s/ Dana H. Acock
--------------------------------

            IN WITNESS WHEREOF, the undersigned has hereto set its hand this 20th day of May, 2004.

WITNESSED:                            ABERCROMBIE & FITCH CO.

 /s/ Mary Ann Painter                 By: /s/ Michael Jeffries
--------------------------------      ------------------------------------------

                                      Its: Chairman and Chief Executive Officer
--------------------------------

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                                   Appendix A

Aeropostale                           J. Crew

American Eagle                        J. Jill

Ann Taylor                            Limited (all divisions)

Chico's                               Limited Too

Delias                                Pacific Sunwear

Galyon's (sic)                        Urban Outfitter/Anthropologie

Gap (all divisions)                   Wet Seal